Exhibit 4.5.7

ENTRUSTMENT LOAN AGREEMENT (this “Agreement”)

(For Corporate Business)

Serial No. : Xing Yin Shen Tian An Wei Jie Zi (2015) No. 0006

Entrustor	:	Shenzhen Nepstar Pharmaceutical Co., Ltd. (affixed with the corporate seal)
Domicile	:	Neptunus Yinhe Keji Building, Kejizhong 3rd Road, Shenzhen
Legal Representative/Principal Officer	:	Zhang Yingnan
Contact Person	:	___________________	Title	:	_______________________
Mailing Address	:	Neptunus Yinhe Keji Building, Kejizhong 3rd Road, Shenzhen
Postal Code	:	518000	Telex	:	_______________________
Telephone Number	:	26430133	Facsimile	:	________________________

Lender	:	Shenzhen Tian’an Sub-Branch of Industrial Bank Co., Ltd. (the “Bank”)
Domicile	:	Suite 101, Tower A, Phase 1, Tian An Innovation Technology Square
Legal Representative/Principal Officer	:	Zhang Pengfeng
Contact Person	:	Lin Beixiang	Title	:	_______________________
Mailing Address	:	Suite 101, Tower A, Phase 1, Tian An Innovation Technology Square
Postal Code	:	518000	Telex	:	__________________________
Telephone Number	:	83432045	Facsimile	:	_________________________

Borrower	:	Shenzhen Nepstar Information and Technology Service Co., Ltd. (affixed with the corporate seal)
Domicile	:	15D, Haiwang Building, Nanyou Avenue, Nanshan District, Shenzhen
Legal Representative/Principal Officer	:	Zhou Liping
Contact Person	:	______________________	Title	:	___________________________
Mailing Address	:	15C, Haiwang Building, Nanyou Avenue, Nanshan District, Shenzhen
Postal Code	:	518000	Telex	:	___________________________
Telephone Number	:	___________________	Facsimile	:	___________________________

Place of Execution of this Agreement	:	Shenzhen Branch of Industrial Bank Co., Ltd. Industrial Bank Building, Futian District, Shenzhen

Important Reminder for Agreement Signing

In order to protect your interest, please read through carefully, examine and confirm each of the following items prior to your signing of this Agreement:

I.           You have the right to sign this Agreement, and you have obtained all the authorizations necessary for your signing hereof to the extent any such authorization of any person is required under any law;

II.          You have carefully read and fully understood the provisions in this Agreement and have paid special attention to those provisions concerning the imposition of liabilities, or release of or limitations on the liabilities of the Bank, and the contents of those sections highlighted in bold;

III.         Both your company and you yourself have fully understood the meaning of, the corresponding legal consequences that may arise from, and are willing to be bound by, the provisions in this Agreement;

IV.          The draft of this Agreement provided by the Bank is a form only. In this draft, there is a blank left after each relevant article, and at the end of the Agreement, an article under the heading of “Supplementary Provisions” is inserted for the parties to this Agreement to make any amendments, additions or deletions; and

V.          Where you have any question about this Agreement, please promptly consult the Bank.

Pursuant to the Entrusted Loan Entrustment Agreement by and between the Entrustor and the Lender dated October 30, 2015 numbered as Xing Yin Shen Tian An Wei Tuo Zi (2015) No. 0006, the Lender is entrusted by the Entrustor to disburse the Entrusted Loan to the Borrower. With a view to specifying the responsibilities and to acting in good faith, in accordance with relevant laws and regulations of the People’s Republic of China (the “PRC”) and after negotiations on an equal footing, the parties hereto hereby enter into this Entrustment Loan Agreement for mutual observance.

Article 1 Definitions and Interpretation

Unless otherwise agreed in writing among the parties hereto, when used in this Agreement, the following terms shall be defined and interpreted as follows:

1.            “Entrusted Loan” means a loan that shall be disbursed by the Lender (i.e., the Entrustee) for and on behalf of the Entrustor to a specific person, for specific purposes, in a specific amount, for a specific tenor and at a specific interest rate determined by the Entrustor from the funds provided by the Entrustor to the Lender, and shall be recovered with the assistance of the Lender. In connection with each Entrusted Loan, the Lender shall receive the charges only and not take any risks in any form.

A “Loan” means a monetary amount disbursed to the Borrower by the Lender hereunder upon the entrustment of the Entrustor.

A “Borrowing” means a monetary amount received by the Borrower from the Lender after the Borrower’s request to the Lender for Borrowing is reviewed and approved by the Lender, in each case in accordance with this Agreement.

Each party hereto agrees and acknowledges that the monetary amount disbursed to the Borrower by the Lender hereunder shall be consistent to the monetary amount received by the Borrower from the Lender hereunder.

2.            “Loan Risks” includes without limitation, Legal and Policy Risks, Credit Risks, Market Risks, Operational Risks, Force Majeure Risks and Other Risks.

“Legal and Policy Risks” means the risks that any Entrusted Loan is rendered unable to be recovered on time or both on time and in full as a result of any modification of or change in applicable laws or regulations of the PRC.

“Credit Risks” means the risks arising from any failure of the Borrower to satisfy its obligations for repayment under this Agreement.

“Market Risks” means the risks that any Entrusted Loan is rendered unable to be recovered on time or both in full and on time as a result of any change of various factors, such as macro policies, economic cycle or market price.

“Operational Risks” means the risks that any Entrusted Loan is rendered unable to be recovered on time or both in full and on time as a result of any incomplete or problematic procedures or improper management actions in the course of the disbursement and management of such Entrusted Loan.

“Force Majeure Risks” means the risks that any Entrusted Loan is rendered unable to be recovered on time or both in full and on time as a result of the occurrence of any objective circumstances that are unforeseeable, unavoidable or insurmountable by either the Entrustor or the Entrustee.

“Other Risks” means any other risks that may render any Entrusted Loan unable to be recovered on time or both in full and on time, excluding those described above.

3.            “Obligations” or “Master Obligations” means the RMB obligations generated from the disbursement of any Loan to the Borrower (the debtor) by the Lender (the creditor) hereunder after having reviewed and approved the applicable request from the Borrower, including the principal amounts, interest, default interest, compound interest, liquidated damages, indemnities and the Expenses for the Enforcement of the Obligations incurred by the Lender.

Each of the parties hereto agrees and acknowledges that the Obligations of the Borrower towards the Lender under this Agreement shall be consistent to the debts of the Borrower owed to the Lender under this Agreement.

4.            “Expenses for the Enforcement of Obligations” includes without limitation, costs and expenses for litigations and arbitrations during the course of enforcement of obligations, attorney fees and expenses, travel and accommodation, applications for enforcement, property preservation, and other expenses that necessary for the enforcement of obligations.

5.            “Workday” used herein means a business day of the Lender; where in the course of the performance of this Agreement, any drawdown date or repayment date falls on a date that is not a business day of the Lender, the drawdown or repayment shall be put off till the immediately following business day of the Lender.

6.            For purposes of this Agreement, the following terms shall be defined and interpreted as follows:

“PBOC RMB Loan Benchmark Rate” means the benchmark interest rate for RMB loans published by the People’s Bank of China (the “PBOC”) that is effective from time to time.

“PBOC RMB Deposit Benchmark Rate” means the benchmark interest rate for RMB deposits published by the PBOC that is effective from time to time.

“LPR” means the loan prime rate calculated and published by the National Interbank Funding Center based on the best loan interest rates offered by quoting banks that is effective from time to time.

“SHIBOR” means the Shanghai Interbank Offered Rate calculated and published by the National Interbank Funding Center that is effective from time to time.

“LIBOR” means the T-2 Day London Interbank Offered Rate prevailing on London financial market, which covers such currencies as USD, Euro Dollar and Japanese Yen. Of which, T means the date on which the loan is actually disbursed; T-2 means the second Workday prior to the date on which the loan is actually disbursed. The definition of T and T-2 shall be applicable to all sections below.

“HIBOR” means the T-2 Day Hongkong Interbank Offered Rate prevailing on Hong Kong financial market.

Article 2   Amount of the Borrowing

The Borrowing under this Agreement shall be in an amount of RMB One Hundred and Fourteen Million, One Hundred and Seventy One Thousand only.

Article 3   Purposes of the Borrowing

The Borrowing received hereunder shall be applied towards the funding of working capital requirements. Without prior written consent of the Entrustor, the Borrower may not apply any part of the Borrowing towards any other purpose.

Article 4   Tenor of the Borrowing

1.            The tenor of the Borrowing hereunder shall be 12 months, starting on November 4, 2015 and ending on November 4, 2016 (the “Tenor”).

2.            Where the Loan is to be disbursed in a lump-sum, the date of actual disbursement as recorded on the receipt of borrowing and/or certificate of borrowing shall be deemed as the disbursement date. Where the date of actual disbursement is later than the disbursement date so recorded, the Tenor shall be extended accordingly.

[N/A 3.     Pursuant to the instructions of the Entrustor, the Borrowing shall be disbursed by installments in accordance with the following schedule:

On ___[insert the applicable date], RMB____[insert the applicable amount];

On ___[insert the applicable date], RMB____[insert the applicable amount];

On ___[insert the applicable date], RMB____[insert the applicable amount];

On ___[insert the applicable date], RMB____[insert the applicable amount];

On ___[insert the applicable date], RMB____[insert the applicable amount];

On ___[insert the applicable date], RMB____[insert the applicable amount];

The Lender shall transfer each of the relevant amounts as specified above to the account of the Borrower on each of the dates as specified above.]

4.            Where the Loan is to be utilized by installments, all the installments shall be expired on the same day, or in other words, all the installments disbursed separately shall be expired simultaneously on the expiration date specified on the receipt of borrowing and/the certificate of borrowing for the first installment.

5.            In the event that the Lender accelerates the Loan under the circumstances set forth herein or in accordance with the instructions of the Entrustor, it shall be deemed that expiration date of the Tenor is accelerated accordingly.

Article 5   Interest Rate and Payment of Interest

As agreed between the Entrustor and the Borrower, interest shall be accrued on the Borrowing at the Interest Rate as follows:

1. Interest Rate

(1) The pricing benchmark rate shall be the one set forth in Item N/A    below:

(i) PBOC RMB Loan Benchmark Rate for N/A    tenor.

(ii) PBOC RMB Deposit Benchmark Rate for N/A    tenor.

(iii) LPR for    N/A    tenor.

(iv) SHIBOR for    N/A    tenor.

(v) LIBOR for    N/A    tenor.

(vi) HIBOR for    N/A    tenor.

(2)         The Interest Rate shall be determined at the pricing formula set forth in Item N/A   below:

(i) Interest Rate = pricing benchmark rate +   N/A%.

(ii) Interest Rate = pricing benchmark rate ×   N/A  .

(3)         The Interest Rate (meaning a rate per annum, which is applicable to all sections below) shall be determined in accordance with the provisions set forth in Item   N/A   below:

(i)           A fixed rate, which shall be determined based on the pricing benchmark rate effective on the date of actual disbursement of the Borrowing and the pricing formula, and shall remain unchanged during the Tenor.

(ii)         A floating rate, which shall be determined based on the pricing benchmark rate and the pricing formula effective on the date of actual disbursement of the Borrowing and the date of adjustment of interest rate (the “Date of Interest Rate Adjustment”). The Date of Interest Rate Adjustment shall be determined in accordance with the provisions set forth in Item   N/A   below:

A.           The Interest Rate hereunder shall be adjusted on a(an) N/A   [monthly/quarterly/semi-annual/yearly/other period] basis, and on each [monthly/quarterly/semi-annual/ yearly/other period] anniversary of the date of actual disbursement of the Borrowing, which shall be an Interest Rate Adjustment Date; and for any month that does not have a date correspond to such anniversary, the last day of such month shall be deemed an Interest Rate Adjustment Date.

B.           N/A.

In case of any adjustment to the benchmark rate during the Tenor, no notice will be given to the Borrower.

(iii)        any other interest rate: N/A.

(4)           Where the Borrowing is disbursed by installments, the interest rate applicable to each installment shall be determined based on the benchmark rate effective on the date of actual disbursement of such installment (or the applicable Date of Interest Rate Adjustment).

(5)           In the event that the benchmark rate is canceled by the PRC government or is not available any more on the market during the Tenor, the Entrustor hereby authorizes the Lender to redetermine the Interest Rate in accordance with the applicable PRC policies concerning interest rate, by adhering to the principal of fairness and good faith and by reference to various factors such as the industrial practice, the status of the interest rate. In case the Borrower has any disagreement thereon, it shall consult with the Entrustor. Where such disagreement fails to be resolved through such consultation, the Entrustor shall have the right to accelerate the Loan and the Borrower shall immediately pay any and all the principal and accrued interest then outstanding.

2.            Manners of Payment of Interest

(1)           Calculation of Interest. Interest shall be accrued on the principal of the Borrowing, whether in RMB or foreign currency, starting from the date on which the Borrowing is transferred into an account of the Borrower by the Lender under this Agreement. The interest to be accrued on the Borrowing per day = amount outstanding under the Borrowing that day × daily interest rate. The conversion between daily rate and annual rate shall be conducted in accordance with the applicable PBOC regulations and international practice.

(2)           The interest accrued on the Borrowing shall be paid in the manners set forth in Item N/A below:

(i)           it is agreed hereunder that the 20th day of [each calendar month/the last month of each calendar quarter/the last month of each half year/the last month of each calendar year/other period] shall be an interest settlement date (the “Interest Settlement Date”), and the Borrower shall pay the Lender the accrued interest for the current Interest Period on the day immediately after the current Interest Settlement Date; provided, however, any and all the principal and interest outstanding under the Borrowing shall be paid on the expiration date of the Tenor.

(ii)          The date that falls on the day immediately preceding the N/A[monthly/quarterly/semi-annual/yearly/other period] anniversary of the date of actual disbursement of the Borrowing (or for any month that does not have a date corresponding to such anniversary, the last day of such month shall be deemed an anniversary) shall be the Interest Settlement Date. The Borrower shall pay the Lender the accrued interest for the current Interest Period on the day immediately after the current Interest Settlement Date; provided, however, that the interest for the last Interest Period shall be paid on the expiration date of the Tenor.

(iii)         any alternative manners for the payment of interest N/A.

3.            Default Interest and Compound Interest

(1)           In the event that the Borrower misappropriates any amount of the Borrowing for any purpose other than those specified herein, the Entrustor hereby authorizes the Lender to charge penalty payment on such amount so misappropriated at a default interest rate equal to the Interest Rate plus N/A%. In the event that the Borrower fails to repay any amount of the Loan and fails to reach agreement with the Entrustor on the extension of the Tenor, and as a result, such amount becomes delinquent, the Entrustor hereby authorizes the Lender to charge default interest on such delinquent amount at a default interest rate equal to the Interest Rate plus N/A%. In the event that any interest accrued on the Loan fails to be paid on time, the Entrustor hereby authorizes the Lender to charge Compound Interest at the default interest rate applicable to the delinquent amount specified above.

(2)           Where the Interest Rate is a fixed rate, the default interest rate shall also be a fixed one; and accordingly, where the Interest Rate is a floating rate, the default interest rate shall also be a floating one. The floating period of the default interest shall be consistent to that of the Interest Rate.

(3)           The Default Interest and the Compound Interest shall be calculated and collected in the same way as the regular interest on the Loan set forth herein.

Article 6 Repayment of the Principal

1.            The principal of the Borrowing hereunder shall be repaid in the manners set forth in Item (A) below:

(A)          The principal of the Borrowing shall be repaid in a lump-sum on the expiration date of the Tenor.

(B)          The principal of the Borrowing shall be repaid by installments in accordance with the following repayment schedule:

On ___[insert the applicable date], RMB____[insert the applicable amount];

On ___[insert the applicable date], RMB____[insert the applicable amount];

On ___[insert the applicable date], RMB____[insert the applicable amount];

On ___[insert the applicable date], RMB____[insert the applicable amount];

On ___[insert the applicable date], RMB____[insert the applicable amount];

On ___[insert the applicable date], RMB____[insert the applicable amount];

(C)          Any alternative manners for the repayment of the principal: N/A.

2.            On each repayment date and Interest Settlement Date specified herein, the Borrower shall punctually and in full, repay the principal of and the accrued interest on any amount of the Borrowing received hereunder. In the event that the Borrower fails to repay punctually any principal of or interest on any amount of the Borrowing, the Lender shall have the right to debit from any account of the Borrower maintained with the Lender or any organization within the system of the Lender the necessary amount in satisfaction of the fees, expenses, principal and interest due from the Borrower in accordance with the applicable regulations concerning banking accounting and in the order stipulated in the internal rules of the Lender.

3.            Where a repayment date falls on a date that is not a business day of the Lender, the repayment shall be put off till the immediately following business day of the Lender; provided, however, that such date that is not a business day shall be included into the number of days during which the Loan is actually occupied. At the repayment of the final installment of the principal of the Borrowing, any and all the accrued interest that remains outstanding by then shall be paid simultaneously, regardless of the provisions concerning the Interest Settlement Date set forth in Article 5 above.

4.            Subject to the review and consent of the Entrustor, the Borrower may prepay the whole or any part of the principal of the Entrusted Loan.

Article 7   Handling Charges

1.            The Lender shall receive handling charges equal to 1‰ of the amount of the Entrusted Loan. The handling charges shall be paid by the Entrustor in a lump-sum prior to the disbursement of the Borrowing. The Entrustee shall be entitled to debit the handling charges directly from any account of the Entrustor.

Article 8   Security

[N/A 1.     The borrowing contemplated hereunder shall be secured by the security interest to be provided by the guarantors acceptable to the Entrustor under the following security agreement(s):

(1) the __________________[insert name of the security agreement] numbered as ________, under which the security is provided in the form of __________, and the guarantor is _____________;

(2) the __________________[insert name of the security agreement] numbered as ________, under which the security is provided in the form of __________, and the guarantor is _____________;

(3) the __________________[insert name of the security agreement] numbered as ________, under which the security is provided in the form of __________, and the guarantor is _____________;

(4) the __________________[insert name of the security agreement] numbered as ________, under which the security is provided in the form of __________, and the guarantor is _____________;

(5) the __________________[insert name of the security agreement] numbered as ________, under which the security is provided in the form of __________, and the guarantor is _____________; and

(6) the __________________[insert name of the security agreement] numbered as ________, under which the security is provided in the form of __________, and the guarantor is _____________.]]

2.            Until the execution and effectiveness of each and all the security agreements hereunder and the completion of all the required procedures for the perfection of the security created thereunder, the Lender shall have the right to withhold the performance of such obligations as for the disbursement of the Loan.

Article 9   Representations and Undertakings of the Borrower

The Borrower hereby voluntarily makes the following representations and undertakings and will assume the legal liabilities for the truth thereof:

1.            The Borrower is a legal entity established and validly existing under the laws of the PRC, and has the full capacity for civil conduct. The Borrower undertakes that it will, at the request of the Entrustor or the Lender, provide the relevant certificates, permits and licenses as well as any other documents as requested by the Entrustor or the Lender from time to time.

2.            The Borrower has the full power to perform all its obligations and responsibilities under this Agreement, and its liabilities for repayment hereunder will not be relieved or released as a result of any order, any change of its financial position, or any agreement with any party.

3.            The Borrower has the full power, authorization and legal right to execute this Agreement, and has obtained or completed: any and all the internal corporate approvals, authorizations and any other relevant procedures, and any and all the approvals, registrations, authorizations, consents, permits and any other relevant procedures from or with any required governmental or other regulatory authorities necessary for its execution and performance of this Agreement, and all such approvals, registrations, consents, permits, authorizations and any other relevant procedures are in full legal force and effect.

4.            The execution of this Agreement by the Borrower fully complies with the relevant articles of association, internal decisions, or shareholder or board resolutions of the Borrower. This Agreement does not conflict with or violate any of the articles of association, internal decisions, shareholder or board resolutions or policies of the Borrower.

5.            The execution and performance of this Agreement are based on the expression of the real intentions of the Borrower. The execution and the performance of this Agreement do not violate any provisions of any law, regulation, rule or agreement by which the Borrower is bound. This Agreement is legal, valid and enforceable. The Borrower shall, promptly and on an unconditional basis, indemnify the Entrustor and the Lender against the entire losses arising from the invalidity of this Agreement due to any flaw in the right of the Borrower to the execution and performance of this Agreement.

6.            All documents, financial statements and other materials provided by the Borrower to the Entrustor or the Lender hereunder are true, complete, accurate and effective, and the Borrower will maintain all the financial indices required by the Entrustor of the Lender.

7.            The Borrower agrees that the borrowing contemplated hereunder shall be bound by the rules and customary practice of the Lender, which shall be subject to the interpretation of the Lender.

8.            In the event that the Borrower fails to perform any of the Obligations hereunder, it hereby authorizes the Lender to debit directly the corresponding amount from any account of the Borrower maintained with the Lender or any organization within the system of the Lender.

9.            No matter at what stage of the transaction after the execution of this Agreement, where the Borrower submits to the Lender for review and approval of any document relating to any specific transaction, the Borrower shall ensure the truth of all such documents. The Lender will make a decision on the apparent truth of any transaction documents, not participate in or know the substance of any specific transaction conducted by the Borrower, and not assume any liabilities therefor.

10.          The Borrower hereby acknowledges that other than those disclosed to the Entrustor or the Lender, the Borrower does not know any of the following circumstances, whether pending or threatened, which may result in the Entrustor or the Lender refusing to disburse the Borrowing hereunder:

(1)         any obligations or contingent liabilities to which the Borrower is subject, including without limitation, any mortgage, pledge, lien or any other encumbrance created on any assets or income of the Borrower that has not been disclosed to the Lender;

(2)         any material non-compliance of discipline, violation of law, or claim involving the Borrower or any of its senior officers;

(3)         any default by the Borrower under any agreement between the Borrower and any of its other creditors relating to obligations or creditor rights;

(4)         there has not occurred and does not exist any litigation, arbitration or administrative proceedings pending, or to the knowledge of the Borrower threatened, against the Borrower or any of its assets, and the Borrower is not subject to any liquidation or winding-up or any other similar proceedings by or against the Borrower; or

(5)         Any other circumstances which may have an adverse effect on the Borrower’s financial position or ability to repay debts.

11.          The Borrower hereby undertakes that it will apply the Borrowing towards the purposes specified herein, not misappropriate nor will it allow any amount of the Borrowing to be applied towards any purpose in violation of the intent of this Agreement. The Borrower shall subject itself to and cooperate with the Entrustor or the Lender in the supervision, inspection and check by the Entrustor or the Lender on the utilization of the Borrowing, the operational and financial activities, inventory, assets and liabilities, bank deposits and cash on hand of the Borrower, or any other requirement deemed necessary or advisable by the Entrustor or the Lender.

12.          The Borrower shall provide adequate and valid security or any other security deemed appropriate or acceptable by the Entrustor.

13.          The Borrower may not allow its registered capital to be reduced in any way. Without prior written consent of the Entrustor, the Borrower may not transfer its obligations hereunder to any third party, whether in whole or in part. Prior to the full satisfaction of all its obligations hereunder, the Borrower may not satisfy any of its obligations owed to any of its creditors prior to the same falling due.

14.          In the event that the Lender is involved in any dispute between the Borrower and any third party as a result of any litigation or arbitration or any other dispute between the Lender and the Borrower or any third party related to the Borrower due to the Lender’s performance of its obligations hereunder, the Borrower shall indemnify the Lender against any and all the litigation or arbitration costs and expenses, attorney fees, and any other costs and expenses paid by the Lender in connection therewith.

15.          The Borrower shall conduct all the settlement business arising under this Agreement through a settlement account opened by it with the Lender.

16.          In the event that the security interest granted hereunder is in the form of mortgage on building(s), the Borrower shall have the obligation to promptly notify both the Entrustor and the Lender upon being aware of any information that the mortgaged building(s) may be demolished. Where the mortgaged building(s) is/are demolished, if compensation is paid in the form of property in consideration of such demolition, the Entrustor or the Lender shall have the right to request the Borrower to prepay the indebtedness owed hereunder or create a new mortgage and enter into a new mortgage agreement. During the period after the original mortgaged building(s) is/are extinguished and before the registration of new mortgage is completed, security interest granted by a person who is qualified to do so shall be provided. If compensation is paid in the form of cash in consideration of such demolition, the Borrower shall be obligated to cause the mortgagor to deposit the cash compensation into a special deposit account or certificate of deposit, which account or certificate shall be used to secure the Master Obligations.

Article 10  Other Rights and Obligations

1.            The Entrustor shall transfer the entrusted funds into its account for entrusted loans on a timely basis. The Lender will not commence disbursement procedures in accordance with the entrustment loan agreement and the loan agreement etc. until the entrusted funds of the Entrustor have been deposited into its account for entrusted loans.

2.            The funds for Entrusted Loan shall be obtained from legitimate sources and may not be credit-extending fund obtained from the Lender; otherwise the Entrustor shall bear legal liability correspondingly.

3.            The Entrustor and the Borrower shall provide true materials, including, without limitation, documents, statements and certificates, required by the Lender.

4.            The Borrower shall repay the principal of the Entrusted Loan and interest accrued thereon in the same currency as that of the Borrowing, unless otherwise agreed by the Entrustor and the Borrower.

5.            The Entrustor shall be responsible for any pre-loan-extending investigation on the Borrower, the surety or the collaterals and make determination upon the Borrower and the surety or the collaterals after necessary analysis and evaluation. The scope of investigation shall include, without limitation, the purpose of the loan, basic information, credit standing, financial position of the Borrower and the surety and any other things required to be investigated.

6.            The Entrustor shall review the conditions for disbursement of the Entrusted Loan. Once the Loan is disbursed by the Lender, it shall be deemed that the Borrowing shall have been satisfied all the conditions for disbursement required by the Entrustor.

7.            The Entrustor shall be responsible for the collection of the Entrusted Loan, inspection of the use of the Entrusted Loan, understanding the operating activities and financial position of the Borrower as well as any disputes and security in relation to any indebtedness of the Borrower.

8.            Each of the Entrustor and the Lender shall have the right to monitor the use of the Borrowing by the Borrower.

9.            The Entrustor shall be entitled to take measures, such as litigation or arbitration, in accordance with applicable law or this Agreement, to recover the principal and interest of the Loan, and the Lender shall provide any assistance required for therefor.

10.          The Borrower hereby irrevocably authorizes the Lender to debit from the bank account of the Borrower the necessary amount in repayment of the principal of the Entrusted Loan and the interest accrued thereon.

11.          If the Borrower fails to repay any principal of the Loan or any interest accrued thereon as agreed under this Agreement, the Entrustor shall assume any Loan Risks in relation to the Entrusted Loan, and shall not require the Lender to assume any liability for reasons that the Lender fails to perform appropriate supervision, fails to promptly notify the Entrustor of any delay in repayment or any other reasons. Any dispute between the Entrustor and the Borrower shall be irrelevant to the Lender.

12.          Unless otherwise agreed by the parties hereto, neither the Entrustor nor the Borrower may require the Lender to assume any other obligations or risks.

13.          Where the Entrustor authorizes the Lender to initiate a lawsuit or arbitration on its behalf, it shall advance to the Lender the Expenses for the Enforcement of Obligations, including, without limitation, fees in relation to litigation, arbitration, attorney fees, travel and accommodation, application for enforcement, asset preservation and other expenses that necessary for the enforcement of obligations

Article 11  Acceleration of Loan

1. During the Tenor of the Borrowing, if the Borrower or the surety (i.e., the guarantor, the mortgagor or the pledgor under this Agreement) commits any of the following, the Entrustor shall have the right to cease any disbursement of any amount under this Agreement that has not been disbursed, and accelerate all or part of the principal and interest of the Loan. Where the Borrowing is repaid in installments and the Entrustor accelerates any one of the installments in accordance with this Agreement, all the other installments that have not become due may be deemed due and payable:

(1) It provides any false materials or conceals any material operating or financial matters, or any certificate or document submitted to the Entrustor or the Lender or any representations or warranties under Article 9 of this Agreement is proved to be untrue, inaccurate, incomplete or willful misleading;

(2) It changes the intended purpose of the Borrowing without consent of the Entrustor, or misappropriates any Borrowing or use any Borrowing in any illegal or non-compliance transactions;

(3) It refuses to accept any supervision or inspection of the Entrustor or the Lender on its use of the loan proceeds and the relevant operating or financial activities;

(4) It carries out any significant merger, acquisition or restructuring, which, in the view of the Entrustor, may affect the repayment of the Borrowing;

(5) It intentionally evades from or invalidating any debt through related party transactions;

(6) Its credit standing deteriorates and it ability to repay any indebtedness, including any contingent liability, apparently weakens;

(7) The Borrower fails to repay any principals and interest of any Borrowing hereunder when they become due and payable;

(8) The Borrower ceases the repayment of its indebtedness or is unable to or indicate that it is unable to repay any indebtedness due and payable;

(9) The Borrower stops production, ceases its business, is declared bankrupt, dissolved, its business license is revoked, is cancelled and is involved in any material economic dispute or its financial position deteriorates; or

(10) The Borrower fails to perform any of its obligations under Article 10 or any other obligations under this Agreement, or the surety fails to perform its obligations under the security agreement;

(11) The value of any assets subject to mortgage or pledge decreases or potentially decreases, or the right of pledge requires to be enforced prior to the date the Borrowing becomes due and payable; and

(12) any other events that adversely affect or damage or potentially adversely affect or damage any rights or interests of the Entrustor or the Lender.

2. In the event of acceleration of the Loan, the Entrustor shall be entitled to take appropriate measures under Article 12.1 and Article 12.5.

Article 12  Default Liability

1. If the Borrower is in breach of any provision under this Agreement or the Lender is unable to perform its obligation due to any reason attributable to the Borrower, the Borrower shall bear the following liability for its breach of Agreement to the Entrustor:

(1) if the Entrusted Loan has not been disbursed, the Entrustor shall have the right to terminate this Agreement and cease disbursement of the Entrusted Loan;

(2) if the Entrusted Loan has not become due, the Entrustor shall have the right to terminate this Agreement and accelerate the principal and interest of the Entrusted Loan;

(3) if the Entrusted Loan has become overdue, the Entrustor shall have be entitled to charge an overdue penalty interest;

(4) if the Borrower misappropriates the Entrusted Loan, the Entrustor shall be entitled to charge a penalty interest for the misappropriation;

(5) the Entrustor shall be entitled to take actions to enforce the obligations of the Borrower hereunder, and any fees and expenses in connection with such enforcement shall be borne by the Borrower; and

(6) the Entrustor shall have the right to require the Borrower to indemnify it against any other economic loss.

2. If the Entrustor breaches this Agreement or the Lender is unable to perform its obligation due to any reason attributable to the Entrustor, the Entrustor shall bear the following liability to the Borrower:

(1) if the Entrusted Loan fails to be disbursed on time, the Entrustor shall disburse the Entrusted Loan as soon as possible; and

(2) the Entrustor shall indemnify the Borrower against any economic losses.

3. If the Lender breaches this Agreement, the Lender shall indemnify the Entrustor or the Borrower, as the case may be, against its economic losses in accordance with law.

4. If the Entrustor/the Borrower fails to timely pay any handling charge, the Lender shall be entitled to charge liquidated damages on a daily basis in an amount equal to N/A% of any unpaid handling charge.

The Entrustee shall be entitled to debit the necessary amount from the account of the Entrustor in satisfaction of any liquidated damages required to be paid by the Entrustor. The Entrustor shall be responsible for procuring the Borrower to pay any liquidated damages owed by the Borrower. If the Borrower fails to duly pay the liquidated damages, the Entrustor agrees to make such payment on behalf of the Borrower, and the Entrustee shall be entitled to debit the corresponding amount from the account of the Entrustor.

5. In the event that the surety under this Agreement (i.e., the guarantor, mortgagor or pledgor) incurs any of the following events, the Entrustor shall have the right to take measures under Article 12.1:

(1) The guarantor fails to perform its obligations under the applicable guarantee agreement, or its credit standing deteriorates, or it incurs any other events that weaken its ability of guarantee;

(2) The mortgagor fails to perform its obligations under the applicable mortgage agreement, or intentionally damages or destroys the mortgaged assets, or the value of the mortgaged assets apparently decreases or may decrease, or it incurs any other events that prejudice the mortgage rights of the Lender; or

(3) The pledgor fails to perform its obligations under the applicable pledge agreement, or the value of the pledged assets apparently decreases or may decrease, or the right of pledge has to be enforced prior to the satisfaction of the Borrowing, or it incurs any other events that prejudice the right of pledge of the Lender.

Article 13  Continuity of Obligations

All obligations of the Borrower under this Agreement shall be continuous and shall have full and equal binding effect on its successor, agent, receiver, assigns and surviving entity after any combination, re-organization or change of name.

Article 14  Right to Set Off

In case the Borrower or the surety fails to perform its liabilities or breaches its obligations under this Agreement which results in acceleration of its liabilities hereunder, the Lender shall have the right to debit the necessary amount from any account of the Borrower opened within the system of the Lender for repayment. If the currency under such account of the Borrower is different from the currency of the Master Obligations, it shall be converted at the buying rate published by the Lender on the date of debiting.

Article 15  Extension of the Tenor

1. The Borrower may request for extension of the Tenor upon the expiration of the Entrusted Loan.

2. The Borrower shall submit written application for extension to the Lender 60 Workdays prior to the expiration of the Entrusted Loan, provided that the application shall be approved by the Entrustor and the surety in writing.

3. If the Entrustor approves the extension, the Lender shall enter into a supplemental agreement for the extension of the Entrusted Loan with the Borrower, the Entrustor and the surety. If the Entrustor refuses to approve the extension, the Borrower shall perform its obligations hereunder in accordance with this Agreement.

Article 16  Governing Law, Jurisdiction and Dispute Resolution

1. This Agreement shall be governed by and construed in accordance with the PRC law, and any dispute in connection with this Agreement shall be resolved in accordance with the PRC law.

2. In case of any controversy or dispute in connection with this Agreement arising from the performance of this Agreement, such controversy or dispute may be resolved through negotiation. If such negotiation fails, such controversy or dispute shall be resolved in accordance with the method set forth in Item (2) below:

(1) to institute legal proceedings before the court at the place where the Lender resides;

(2) to refer the controversy or dispute to Shenzhen Arbitration Commission for arbitration under its then effective arbitration rules (place of which shall be in Shenzhen). An arbitral award by Shenzhen Arbitration Commission shall be final and binding on all the parties involved in arbitration; or

(3) any other ways of dispute resolution: N/A.

3. During the period when a controversy or dispute is pending hereunder, the terms that are not in dispute shall continue to be performed, and the Borrower shall not refuse to perform any obligations under this Agreement on the grounds that any controversy or dispute is pending for resolution.

Article 17  Correspondence, Communications and Notification

1. Any correspondence, communications and notification under this Agreement shall be made in writing and sent to the other party at the address or telex number listed on the cover page of this Agreement, or by other means.

2. If any of the contact information of any party changes, such party shall promptly notify the other parties without any delay. If such party fails to promptly notify the other parties and the other parties send any document, communications or notifications in accordance with the original contact information, any consequences resulting therefrom shall be borne by the party who fails to make such prompt notification.

3. If any document, communication or notification is sent from the above address, it shall be deemed served:

(1) if sent by mail (including by courier, regular mail or registered mail), five Workdays after it is deposited with a post office;

(2) if sent by fax or any other electronic means, the day on which it is transmitted; or

(3) if delivered in person, the day on which the intended recipient signs the acknowledgement of receipt.

Where the Entrustee gives a notice by publishing it on its own website, through its online banking or telephone banking or at its business site, such notice shall be deemed served on the day on which such notice is so published. In no event, may the Entrustee be held liable for any failure, omission or delay in the transmission by any postal service, fax, telephone or any other communication system.

4. The parties agree that the corporate seal, office seal, finance specific seal, contract specific seal, sending and receiving acknowledgement seal and the loan specific seal of the Lender shall be valid seals for the correspondence, communication and notification among the parties. All the staff members of the Entrustor and the Borrower shall be the authorized persons to sign on and receive the correspondence, communication and notification sent to and from the Entrustor and the Borrower.

Article 18  Effectiveness and Miscellaneous

1.            This Agreement shall become effective upon execution by or affixation with the seal of each party hereto.

2.            During the term of this Agreement, any grace or extension granted by the Entrustor or the Lender to the Borrower or the surety or any delay of the Entrustor or the Lender in the exercise of its rights or interests under this Agreement shall neither prejudice, affect or limit any and all rights or interests of the Entrustor or the Lender under applicable law and this Agreement, nor be deemed a waiver by the Entrustor or the Lender of any rights or interests under this Agreement, nor affect any obligations of the Borrower under this Agreement.

3.            In response to its business or management needs, the Lender shall have the right to authorize or delegate any other branch of the Bank to exercise its rights and perform its obligations hereunder, including but not limited to the execution of any relevant agreements, or to transfer the management of a Loan hereunder to any other branch of the Bank, in each case, without consent from the Borrower/Entrustor. The Borrower/Entrustor hereby acknowledges the foregoing.

4.            If, at any time, any terms of this Agreement becomes illegal, invalid or unenforceable in any respect, the legality, validity or enforceability of any other terms of this Agreement shall not be affected or prejudiced.

5.            Headings are inserted for convenience only and shall not be used for the construction of any provision of this Agreement or any other purpose.

6.            The exhibits hereto shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

7.            This Agreement shall be executed in FOUR counterparts, with the Entrustor to hold ONE counterpart, the Lender to hold TWO counterparts and the Borrower to hold ONE counterpart, and each counterpart shall have the same legal effect.

Article 19  Notarization and Voluntary Submission to Enforcement

1. If the party hereto requires this Agreement to be notarized, this Agreement shall be notarized by a notary public authorized by the relevant authority.

2. This Agreement after being notarized shall be enforceable. Where the Borrower fails to perform its liabilities hereunder or in the case of any circumstances agreed hereunder that entitle the Entrustor or the Lender to enforce its rights, the Entrustor or the Lender shall have the right to apply for enforcement to the people’s court with jurisdiction.

Article 20  Supplementary Provisions

The party hereto acknowledges that, the domicile and contact details as stipulated in this Agreement shall also be the delivering address and manner for any relevant service of process, including but not limited to, various legal document during the course of arbitration and enforcement, such as arbitration application and notice, notice of an arbitration proceeding or case acceptance notice, defence response, anti-arbitration request, evidence, notice of hearing, arbitration award, mediation order, enforcement notice, reminder etc..

Contact Person	:	Address	:
Postal Code	:	Telephone Number	:
Servicing Agent (if so, please state )	:	Address	:
Postal Code	:	Telephone Number	:

Both parties acknowledge and agree that any service of process shall be delivered by hand and the manner as follows:

mail	fax ( fax number : _____________)	email (email address:___________)
SMS (number: _________________)

If the service of process mentioned above is sent to the above address, it shall be deemed served. Any service of process is served by the Servicing Agent shall be deemed served by the party who appoints the Servicing Agent. If any of the contact information and the method of delivery change, such party shall promptly notify the other parties in writing. If such party fails to do so, such contact information and the method of delivery shall be deemed as unchanged and any consequences resulting therefrom shall be borne by the party who fails to make such prompt notification.

Entrustor	(affixed with the corporate seal) Signed by the legal representative or agent of Shenzhen Nepstar Pharmaceutical Co., Ltd. (深圳市海王星辰医药有限公司)	Dated October 30, 2015
Lender	(affixed with the corporate seal) Signed by the legal representative or agent of Shenzhen Tian’an Sub-branch of Industrial Bank Co., Ltd. (兴业银行股份有限公司深圳天安支行)	Dated October 30, 2015
Borrower	(affixed with the corporate seal) Signed by the legal representative or agent of Shenzhen Nepstar Information and Technology Service Co., Ltd. (深圳市海王星辰信息技术服务有限公司)	Dated October 30, 2015